Exhibit 10.5

COMMSCOPE HOLDING COMPANY, INC.

AMENDMENT TO OUTSTANDING OPTIONS

March 7, 2016

[Name]

[Address]

Effective as of March 7, 2016, amendments to outstanding Stock Option Awards granted under the Amended and Restated CommScope Holding Company, Inc. 2011 Long-Term Incentive Plan and the CommScope Holding Company, Inc. Amended and Restated 2013 Long-Term Incentive Plan (the “Outstanding Options”) were approved. The amendments make the following changes to any Outstanding Options which you hold:

1.	Retirement Vesting. In the event of your Retirement from the Company, any of your remaining unvested Outstanding Options will vest on a pro rata basis (based on the number of full calendar months that have passed between the grant date of the award and the date of your Retirement; see attached example) subject to applicable performance conditions. For these purposes, “Retirement” means any termination of service, other than for Cause or on account of your death or disability, after (i) attainment of age 65 (“Normal Retirement”), or (ii) after attainment of age 55 and completion of at least 10 years of service with the Company (“Early Retirement”).

2.	Option Exercise Period after Death, Disability or Retirement. In the event of your separation from service due to death, Disability, or Normal Retirement, any Outstanding Options you hold which are vested and exercisable will remain exercisable for a period of five years (or two years, in the event of your Early Retirement), provided that in no event will any such Outstanding Option remain exercisable past its original expiration date.

The Company intends the amendments to be positive changes to the Outstanding Options. All Stock Option Awards granted in 2016 contain these provisions.

Please review this notice, the plan(s) under which your Outstanding Options were granted (the Amended and Restated CommScope Holding Company, Inc. 2011 Long-Term Incentive Plan or the CommScope Holding Company, Inc. Amended and Restated 2013 Long-Term Incentive Plan), your Outstanding Options and the underlying award certificate(s) carefully. If you do not wish for your Outstanding Options to be amended as provided herein, you must expressly reject the amendments to your Outstanding Options by notifying the Company at CorporateCompensation@CommScope.com no later than April 30, 2016, in which case your Outstanding Options will not be amended. Otherwise, to the extent you do not contact the Company as provided herein, you will be deemed to have accepted the amendments to your Outstanding Options.

EXAMPLE – PRO RATA VESTING UPON RETIREMENT

Assume that you were granted 300 options on February 24, 2015, which vest in three equal installments on the anniversary of the grant date (100 options per year).

Assume that you meet the retirement eligibility criteria and retire on July 15, 2016.

In such a case, sixteen full calendar months would have passed between the grant date and the date of your retirement (16/36 of the total vesting period, or 44.44%). 44.44% of the award is 133 options, but one-third of the award (100 options) already would have vested on February 24, 2016. So upon your retirement, 33 unvested options would become vested and exercisable.

In total, you would have 133 vested options (100 from the February 24, 2016 vesting and 33 from the accelerated vesting due to your retirement), and the remaining 167 options would be forfeited.

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